Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Pulmatrix, Inc. on Form S-1 (File Nos. 333-223630, 333-230670, 333-239431, and 333-230395, and the related registration statement (File No. 333-230714) filed under Rule 462(b)), Forms S-3 (File Nos. 333-242341 and 333-279491) and Forms S-8 (File Nos. 333-263957, 333-195737, 333-205752, 333-207002, 333-212547, 333-216628, 333-225627, 333-231935, and 333-252439) of our report, dated March 21, 2025 with respect to our audits of the consolidated financial statements of Pulmatrix, Inc. as of December 31, 2024 and 2023 and for each of the two years in the period ended December 31, 2024, which report is included in this Annual Report on Form 10-K of Pulmatrix, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP
Marcum LLP
New York, NY
March 21, 2025